Exhibit 99.1

Orsus Xelent Reports 53% Year Over Year Jump In 2009 Second Quarter Net Income on Lower Revenues

Company Believes 2009 Full Year Revenues May Be Up More Moderately Than 15% Prior Estimate, But Likely Will Be Outpaced By Growth In Net Income

Board Appoints Mr. Hua Chen As New CFO

NEW YORK, NY—August 20, 2009 –Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, today announced a sharp jump in net income in its second quarter ended June 30, 2009 compared with the same quarter last year despite a decline in year over year revenues in the period.

The Company reported that in the second quarter ended June 30, 2009 net income increased 53.19% to $2,307,000 or $0.08 per share from $1,506,000 or $0.05 per share in the same period last year.  Revenues in the second quarter of 2009 were $23,332,000, a 19.25% decline from $28,894,000 in the second quarter of 2008.

For the six months ended June 30, 2009 the Company said that revenues declined 13.22% to $43,056,000 in the period from $49,613,000 in the first six months of the prior year.  At the same time, net income advanced 29.77% to $4,442,000 or $0.15 per share in the first half of 2009, compared with $3,423,000 or $0.12 per share in the same period of the prior year.

Mr. Guoji Liu, CEO of the Company stated, “Once again Orsus was able to demonstrate its agility and resourcefulness to produce improved results despite adverse industry and economic developments which increased competition and decreased access to growth capital.  In particular, while the PRC government stimulus programs have been improving the overall economic environment, to date they have focused primarily on infrastructure projects rather than on consumer demand.”

Strong Gains in Gross Margins

The Company attributed the gains in net income in both periods to substantial improvements in gross margins despite telecom industry conditions in which more than 90% of phones sold were lower end models (under RMB1000 or $146) in the highly competitive rural markets.  However, the Company was able to include a greater number of somewhat higher end phones it developed in its product mix, in particular model T303 customized 3G phones for the telecomm operators sector and a large volume of higher margin full featured X780 phones.  The best selling X780 contributed more than 58% of sales in the most recent quarter and approximately 54% of sales in the first six months of 2009.  Sales of these handsets substantially boosted the Company’s gross margins, which grew to 13.2% in the second quarter.  During this quarter the Company also continued to emphasize cost control, reducing selling and general administrative expenses as well as research and development costs, where it has kept a very tight focus.  The Company noted further that, while sales were lower year over year in the second quarter, they increased more than 15% compared with the first quarter of the year.

Other News:  Company Names New CFO

The Company announced that on August 17, 2009 Mr. Hua Chen was appointed by the Board of Directors to serve as Chief Financial Officer, following the resignation from this position for personal reasons by Mr. Zhao Hongwei.

Prior to his appointment as Chief Financial Officer of the Company, Mr. Hua Chen, age 48, was the Acting CFO of Daye Transmedia Co. Ltd., one of the top media companies in the People’s Republic of China, from May 2008 to April 2009.  In addition, from August 2005 to May of 2008 he was the Vice General Manager of Elight Capital Inc., a financial consulting company, and from April 1999 to May 2008 he was the Chief Analyst of Genes Capital Group, an asset management and investment analysis firm.

Outlook Improving

Mr. Liu stated further, “Some of the same factors affecting results in the second quarter may continue in the remainder of the year, but we believe the reorganization of the industry will improve the environment somewhat and the new 3G technology is likely to encourage market demand.”

“As a consequence,” he said, “we will continue to explore the possibility of selling more GSM phones in traditional markets while continuing to create new telephone models that target customer needs.  Additionally, we intend to launch our own 3G phones and look forward to developing a share of this emerging market.  We also will continue to seek funds from Chinese domestic banks on a favorable basis to improve liquidity and permit acquisitions that we believe will enhance our business near term as well as in the future.  We also will focus on more timely collection of accounts receivable which should improve in an improving economic environment.”

He concluded, “We remain cautiously optimistic that full year revenues will improve moderately, although they may not reach our goal of a 15% advance.  At the same time, we believe it will be possible for our full year bottom line results to outpace the growth in revenues.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

SEE ATTACHED TABLES

Contacts:
Orsus Xelent Technologies, Inc.
Guoji Liu
Director & CEO

PRC:
Tel: 010-85653777
Fax: 010-85653666

US:
Investors:
Tel: 212-402-7838
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951

Orsus Xelent Technologies, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income and Comprehensive Income
(US Dollars in thousands except share data and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Operating revenue – Net sales	23,332	28,894	43,056	49,613

Cost of operating revenue	20,242	25,728	36,874	43,229

Gross income	3,090	3,166	6,182	6,384

Operating expenses:
Selling expenses	50	122	173	225
General and administrative expenses	103	1,135	369	1,571
Research and development expenses	11	26	28	141
Depreciation	19	24	42	49

Total operating expenses	183	1,307	612	1,986

Operating income	2,907	1,859	5,570	4,398

Other income (expenses)
Interest expenses	(266)	(240)	(488)	(478)
Other income	-	214	17	378

Income before income taxes	2,641	1,833	5,099	4,298

Provision for income taxes	334	327	657	875

Net income	2,307	1,506	4,442	3,423

Other comprehensive income
Foreign currency translation adjustment	179	50	243	1,516

Comprehensive income	2,486	1,556	4,685	4,939

Earnings per share:

Basic and diluted	0.08	0.05	0.15	0.12

Weighted average number of common shares outstanding – basic and diluted	29,756,000	29,756,000	29,756,000	29,756,000